CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
White Mountain Titanium Corp.

We hereby consent to the incorporation in the Registration Statement dated on or about July 13, 2010 on Form S-8 of White Mountain Titanium Corp. (An Exploration Stage Company) of our auditors’ report dated March 22, 2010 on the consolidated balance sheets of White Mountain Titanium Corporation (An Exploration Stage Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for each of the years in the three-year period ended December 31, 2009, and the cumulative period from inception (November 13, 2001) through December 31, 2009.

/s/ “Smythe Ratcliffe LLP”(signed)

Chartered Accountants

Vancouver, Canada
July 13, 2010